Exhibit 99.1

UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Stephanie Hague: 816.729.1027

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation Announces Dividend on Series A Preferred Stock; Nasdaq UMBFP

KANSAS CITY, Mo. (March 12, 2025) – UMB Financial Corporation (Nasdaq: UMBF), a financial services company, announced today that its Board of Directors approved a dividend of $175 per share of the Company’s Series A 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (the “UMB Preferred Stock”), which results in a dividend of $0.4375 per depositary share. The dividend is payable April 15, 2025, to holders of record of the UMB Preferred Stock as of the close of business on March 31, 2025.

UMB Financial acquired Heartland Financial (HTLF) on January 31, 2025. Shares of the former HTLF Series E Preferred Stock (the “HTLF Preferred Stock”), were converted to shares of UMB Preferred Stock at an exchange rate of one-for-one in connection with the acquisition, providing stockholders of the HTLF Preferred Stock with shares of UMB Preferred Stock with the same terms.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending, investment and retirement plan services; personal banking, which includes comprehensive deposit, lending, wealth management and financial planning services; and institutional banking, which includes asset servicing, corporate trust solutions, investment banking and healthcare services. UMB operates branches throughout Missouri, Arizona, California, Colorado, Iowa, Kansas, Illinois, Minnesota, Nebraska, New Mexico, Oklahoma, Texas, and Wisconsin. As the company’s reach continues to grow, it also serves business clients nationwide and institutional clients in several countries. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn.